Exhibit 5.1

Mint Incorporation Limited	D:	+852 3656 6054
Ritter House, Wickhams Cay II	E:	nathan.powell@ogier.com
PO Box 3170, Road Town	D:	+852 3656 6061
Tortola, British Virgin Islands	E:	florence.chan@ogier.com

	Reference:	FYC/AGC/512949.00001

28 August 2026

Dear Sirs

Mint Incorporation Limited (the Company)

We have acted as British Virgin Islands counsel to the Company in connection with the Company’s filing of (i) form 6-K (the Form 6-K) dated 28 August 2026 and (ii) prospectus supplement dated 27 August 2026 (the Prospectus Supplement) with the United States Securities and Exchange Commission (the Commission) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, forming part of the registration statement on Form F-3 (File No. 333-296027) which was filed with the Commission on 19 May 2026 and declared effective on 3 June 2026, including all amendments or supplements thereto (the Registration Statement).

The Prospectus Supplement relates to the Company’s issuance and sale of the following securities (collectively, the Securities) through Maxim Group LLC (the Agent) as placement agent pursuant to (i) the placement agency agreement dated 27 August 2026 entered into by and between the Company and the Agent (the Placement Agency Agreement) and (ii) the securities purchase agreement dated 27 August 2026 entered into by and between the Company and an institutional investor named therein (the Securities Purchase Agreement):

(a)	1,400,000 class A ordinary shares (the Class A Ordinary Shares) of no par value each;

(b)	1,100,000 pre-funded warrants to purchase an aggregate of up to 1,100,000 Class A Ordinary Shares (the Pre-Funded Warrants); and

(c)	up to 1,100,000 Class A Ordinary Shares issuable upon exercise of the Pre-Funded Warrants (the Pre-Funded Warrant Shares).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Form 6-K. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Prospectus Supplement, Form 6-K or related applicable documents other than as expressly stated herein with respect to the issuance of the Securities.

Ogier
Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws

Floor 11 Central Tower	Partners	Yuki Yan
28 Queen’s Road Central	Nicholas Plowman	David Lin
Central	Nathan Powell	Alan Wong
Hong Kong	Anthony Oakes	Janice Chu
	Oliver Payne	Zhao Rong Ooi
	Kate Hodson	Rachel Huang**
T +852 3656 6000	David Nelson	Florence Chan*‡	* admitted in New Zealand
F +852 3656 6001	Joanne Collett	Richard Bennett**‡	** admitted in England and Wales
ogier.com	Dennis Li	James Bergstrom‡	‡ not ordinarily resident in Hong Kong
Cecilia Li

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). The headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents Examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents). We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to below:

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 15 May 2026 (the Company Registry Records), including:

(i)	the certificate of incorporation of the Company dated 18 October 2023 issued by the Registrar (the Registrar);

(ii)	the third amended and restated memorandum and articles of association of the Company adopted by resolution of directors passed on 24 August 2026 and filed on 25 August 2026 (the Memorandum and Articles);

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 15 May 2026 (the Court Records);

The Company Registry Records and the Court Records each as updated by update searches on 27 August 2026 (the Company Registry Records and the Court Records together, and as updated, the Public Records);

(c)	the certificate of good standing dated 27 August 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company;

(d)	the register of directors of the Company dated 23 June 2026 (the ROD);

(e)	the shareholder list of the Company as at 27 August 2026 provided to us by the Company on 28 August 2026 (the ROM, and together with the ROD, the Registers);

(f)	the written resolutions of directors of the Company dated 18 May 2026 and 27 August 2026, respectively, approving, among other things, the issuance of Securities and the Registration Statement (the Board Resolutions);

(k)	the Placement Agency Agreement;

(l)	the Securities Purchase Agreement;

(m)	the form of Pre-Funded Warrants;

(n)	the Registration Statement and the Prospectus Supplement; and

(o)	the Form 6-K.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Good Standing Certificate and the Registers is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records;

(g)	all copies of the Registration Statement and Prospectus Supplement are true and correct copies and the Registration Statement and Prospectus Supplement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement and Prospectus Supplement have been provided to us in successive drafts marked-up to indicate changes from a previous draft, all such changes have been accurately marked;

(h)	each of the parties to the applicable Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws, has the legal capacity under all relevant laws to enter into and perform their obligations under such Documents, sign such documents and give such information;

(i)	each applicable Document has been, or will be, duly authorised, executed and unconditionally delivered by or on behalf of all relevant parties, and are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York and all other relevant laws ;

(j)	the Company has obtained, or will obtain prior to execution, all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the British Virgin Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the applicable Documents. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them;

(k)	the Board Resolutions have been duly passed in accordance with the then effective memorandum and articles of association of the Company and remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the filing of the Registration Statement, the issuance of the Securities and other transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated in the Registration Statement and the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(l)	neither the directors nor the shareholders of the Company have taken or will take any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company, and no receiver has been or will be appointed over any of the Company’s property or assets;

(m)	the Company will issue the Securities in furtherance of its objects as set out in its Memorandum;

(n)	the issue of any of the Class A Ordinary Shares and the Pre-Funded Warrant Shares, at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Pre-Funded Warrants, would not result in the Company exceeding its then maximum number of shares that it is authorised to issue at the relevant time, and upon issuance of the Class A Ordinary Shares and the Pre-Funded Warrant Shares, the Company has received/will receive (as applicable) consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(o)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Securities and none of the Securities have been offered or issued to residents of the British Virgin Islands;

(p)	the Company is, and after the issuance (where applicable) of the Securities, will be able to satisfy the solvency test as the same is defined under the BVI Business Companies Act, 2004;

(q)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect, modify, amend or vary the content of this opinion or restrict the powers and authority of the directors of the Company or the Company itself in any way; and

(r)	there is nothing under any law, other than the British Virgin Islands, that would or might affect the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate Status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA) on 18 October 2023 and is validly existing and in good standing under the laws of the British Virgin Islands.

Authorised Shares

(b)	Based solely on the Memorandum and Articles, the Company is authorised to issue a maximum of 280,000,000 shares of no par value each divided into (i) 252,000,000 class A ordinary shares of no par value each and (ii) 28,000,000 class B ordinary shares of no par value each.

Validity of Share Issuance

(c)	The Class A Ordinary Shares, excluding the Pre-Funded Warrant Shares, to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when

(i)	issued by the Company against full payment of the consideration thereof (being not less than the par value of the Class A Ordinary Shares) in accordance with the terms set out in the Registration Statement, the terms set out in the Placement Agency Agreement and the Securities Purchase Agreement, the Board Resolutions and the Company’s then effective memorandum and articles of association; and

(ii)	such issuance of Class A Ordinary Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(d)	The Pre-Funded Warrant Shares to be offered and issued by the Company as contemplated by the Registration Statement, when the Pre-Funded Warrants are exercisable under the terms thereof, have been duly authorised for issue, and when

(i)	issued by the Company upon due exercise of the Pre-Funded Warrants in accordance with the terms thereof, the terms of the Placement Agency Agreement and the Securities Purchase Agreement, the Board Resolutions and the Company’s then effective memorandum and articles of association;

(ii)	such issuance of Pre-Funded Warrant Shares have been duly registered in the Company’s register of members as fully paid shares, and the payment of the consideration specified therein (being not less than the par value of the Pre-Funded Warrant Shares) has been made in full, will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the applicable Documents and the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands;

(b)	in relation to any representation or warranty made or given by the Company in the applicable Documents and the Registration Statement or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the applicable Documents and the Registration Statement;

(c)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the applicable Documents and the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the applicable Documents and the Registration Statement and any other agreements into which the Company may have entered or any other documents;

(d)	as to whether the acceptance, execution or performance of the Company’s obligations under the applicable Documents and the Registration Statement will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company;

(e)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets that are the subject of the applicable Documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

4.3	Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render such Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, such Company will be liable to be struck off and dissolved from the Register of Companies.

4.4	Under the BCA, an annual financial return, in the prescribed form, must be filed by the Company with its Registered Agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless such Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render such Company liable to a penalty fee and where such Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

4.5	For the purposes of this opinion “in good standing” means only that the Registrar is satisfied that the Company is deemed to be in good standing under section 235 of the BCA on the date of issue of the Certificate of Good Standing. Notwithstanding any expiry date referred to in the Certificate of Good Standing, the Company shall cease to be in good standing under section 235 of the BCA if the Registrar of Corporate Affairs is not, or ceases to be, satisfied that the Company: (i) is on the Register of Companies; (ii) has paid all fees, annual fees and penalties due and payable; (iii) has filed with the Registrar of Corporate Affairs when due a copy of its registers of directors in accordance with and to the extent required by the BCA; (iv) has filed with the Registrar of Corporate Affairs when due a copy of its registers of members in accordance with and to the extent required by the BCA; and (v) has filed with the Registrar of Corporate Affairs when due beneficial ownership information in accordance with the BCA; and/or where the Registrar of Corporate Affairs has received any notification that the Company has failed to file its annual return in accordance with and to the extent required by the BCA. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors, the copy of the register of members or the Company’s beneficial ownership information filed at the Registry of Corporate Affairs matches the details set out on the Registered Agent’s Certificate or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

4.6	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the registered agent of any failure by any Company to file its register of directors, register of members, beneficial ownership information and/or annual return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act (Revised) that notice of the appointment of a receiver be registered with the Company Registrar, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver and the absence of a registered notice of appointment of a receiver is not conclusive as to there being no existing appointment of a receiver in respect of the Company or its assets.

4.7	In this opinion the phrase “non-assessable” means, with respect to the Class A Ordinary Shares, that a member of the Company shall not, by virtue of its status as a member of the Company, be liable for additional assessments or calls on such Class A Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper use or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5	Governing Law of this Opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to our firm under the headings “Legal Matters” and “Enforceability of Civil Liabilities” of the Registration Statement.

This opinion may be used only in connection with the offer and sale of the Securities and while the Registration Statement is effective.

Yours faithfully

/s/Ogier

Ogier